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                                                                   Exhibit 10.3

                                      HPSC, Inc.
                                   60 State Street
                             Boston, Massachusetts 02109


                                                            As of July 19, 1996


John W. Everets
HPSC, Inc.
60 State Street
Boston, MA  02109


Dear John:

     On behalf of the Board of Directors, I am pleased that you have accepted our offer to continue to serve as Chairman and Chief Executive Officer of HPSC, Inc. (the "Company"). This agreement will formally record the arrangements to which we agreed. I would appreciate your noting your acceptance of these terms and returning a copy to me as soon as possible.

     1. You have served as the Company's Chairman of the Board of Directors and Chief Executive Officer since July 19, 1993, having been re-elected most recently on May 16, 1996. You will adhere to policies established by the Board and devote your full working time and best efforts to the Company, provided that the Company recognizes that you will continue to serve as a director of other corporations.

     2. Your annual base salary will be established by the Compensation Committee of the Board of Directors (the "Compensation Committee") on an annual basis but it shall be not less than Two Hundred Fifty Thousand Dollars ($250,000) per annum, paid in accordance with our normal payroll practices. You and the Compensation Committee have developed a performance-based incentive compensation plan ("Incentive Plan") for key management based on earnings, working capital management and achieving strategic objectives. The Incentive Plan is designed to pay members of key management up to One Hundred Percent (100%) of their annual base salary for achieving superior results. You shall be eligible to receive awards under the Incentive Plan, as determined annually by the Compensation Committee.

     3. You will be eligible for the fringe benefit plans applicable to the Company's key employees, including the Company's Employee Stock Ownership Plan and Supplemental Stock Ownership Plan. The Company will provide you with an appropriate automobile. You will be entitled to take four (4) weeks' vacation annually.


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     4.   You will be eligible for awards under the Company's 1995 Stock
Incentive Plan, as it may be amended from time to time, and under any subsequent similar plans, as determined by the Compensation Committee.

     5. This agreement will begin on July 19, 1996 and continue until July 18, 1999. Thereafter, it will automatically renew from year to year unless you or the Company give notice of your intention to terminate this agreement six (6) months in advance of any anniversary. You or the Company may terminate your employment and this agreement at any time for any reason whatsoever. Except as provided in paragraph 6, if you terminate, or if the termination is by the Company and is not "for cause" (as defined in Exhibit
A), you will receive your base monthly salary for the next twelve (12) months plus an additional monthly payment equal to one-twelfth (1/12) of the maximum incentive compensation you would have earned for the next twelve (12) months. You will also be entitled to your normal employee benefits during that period. Upon a termination by the Company which is not "for cause" your stock options and restricted stock awards will entirely vest. If, at the end of an agreement period, you or the Company choose not to renew the agreement, the Company will make the termination payments to you described above in this Paragraph 5 in the same manner as if you had been terminated by the Company not "for cause". You agree that you will not in any manner compete with the business of the Company or be employed by a competitor of the Company while you are receiving termination payments. In addition, you will maintain in confidence all of the Company's confidential information. If your termination is by reason of your death or disability (as defined in the Company's long-term disability insurance policies) you or your estate will receive your base monthly salary for six (6) months from the date of your death or disability. You (and/or your family) will also be entitled to your normal employee benefits during that six (6) month period. If your termination is "for cause" (as defined in Exhibit A), the Company's only liability to you will be to pay any arrearages of salary or bonus as of the date of termination.

     6. A. In the event a "Change of Control" (as defined in Exhibit A) occurs and during the three (3) year period thereafter:

             (x) your employment is terminated by the Company for any reason other than "for cause" (as defined in Exhibit A); or

             (y) you terminate your employment due to a Change in Your Employment (as defined in Exhibit A) made by the Company,

the following will apply as of the date that the termination described in either (x) or (y) above occurs:

             (i) you will receive an amount equal to the average of your total compensation from the Company which was includable in your gross income for federal income tax purposes (as reported on IRS Form W-2) for each of the preceding five (5) calendar years ending before the date of the Change of Control (or if you have not been employed for five (5) years for such lesser period as you have been

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                   employed, with your compensation to be annualized for any
                   portion of a calendar year of your employment that is shorter than twelve months) multiplied by 2.99, provided, however, that you may choose, in your discretion, to receive a lesser amount than you are entitled to receive under this Section 6A(i) if after consultation with the Compensation Committee you determine that it is in your best interests to accept a lesser amount;

             (ii) the non-compete provisions of paragraph 5 will no longer apply to you;

             (iii) your stock options will entirely vest; and

             (iv) your normal employee benefits will be payable for the next twelve (12) months.

          B. In the event a "Change of Control" (as defined in Exhibit A) occurs and during the three (3) year period thereafter you terminate your employment for any reason other than a "Change in Your Employment" (as defined in Exhibit A) by the Company, the following will apply as of the date of termination:

             (i)   you will receive your base monthly pay for the next twelve
                   (12) months plus an additional monthly payment equal to the maximum incentive compensation you would have earned for the next twelve (12) months; and

             (ii) your normal employee benefits will be payable for the next twelve (12) months.

          C. In the event a "Change of Control" (as defined in Exhibit A) occurs and during the three (3) year period thereafter your employment is terminated by the Company "for cause" (as defined in Exhibit A), the Company's only liability to you will be to pay any arrearages of salary or bonus as of the date of termination.

          7. This Agreement may be changed only by a written agreement signed by you and an authorized representative of the Company.

          8. The Company shall (a) indemnify you for fees and expenses incurred in successfully enforcing against the Company your rights under this Agreement, and (b) pay your expenses incurred in enforcing your rights under this Agreement, in advance of a

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final disposition of the action relating to such enforcement, upon receipt of your undertaking to repay the amount advanced if the Company prevails upon the final disposition of such action.


                                   Sincerely,

                                   HPSC, Inc.



                                   By:   /s/ Dollie Cole
                                       ------------------------------------
                                        Dollie Cole, Director



                                   By:   /s/ Thomas M. McDougal
                                       ------------------------------------
                                        Thomas M. McDougal, Director



                                   By:   /s/ J. Kermit Birchfield
                                       ------------------------------------
                                            J. Kermit Birchfield, Director


ACCEPTED:


    /s/ John W. Everets
------------------------------
John W. Everets






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                                      EXHIBIT A

                                     DEFINITIONS

1.   DEFINITION OF "CHANGE IN CONTROL"

     A "Change in Control" has the meaning set forth in the Company's 1995 Stock Incentive Plan, as amended to the date hereof.

2.   DEFINITION OF "CHANGE IN YOUR EMPLOYMENT"

     A "Change in Your Employment" by the Company which would entitle you to terminate and receive benefits in accordance with Section 6 hereof would be:

          (i) Diminution in your duties and responsibilities so that you are no longer Chairman or CEO of the Company; or

          (ii)  reduction in pay or benefits; or

          (iii) forced relocation outside of the greater Boston area.

3.   DEFINITION OF "CAUSE"

     "Cause" which would entitle the Company to terminate you would be:

           (i)   Your conviction of a crime involving moral turpitude; or

           (ii) Any act of dishonesty which is material to the business of the Company.





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